April 27, 2012

Sun Capital Advisers Trust

One Sun Life Executive Park

Wellesley Hills, Massachusetts 02481

Re:	Post-Effective Amendment No. 32 to Sun Capital Advisers Trust’s Registration Statement on Form N-1A (File Nos. 333-59093; 811-08879)

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 32 to Sun Capital Advisers Trust’s (the “Trust”) Registration Statement on Form N-1A of our opinion dated November 10, 2010, which was filed with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 28 to the Trust’s Registration Statement on November 12, 2010.

Yours very truly,

DECHERT LLP

By: /s/ Christopher P. Harvey

Christopher P. Harvey

17168868.1.BUSINESS

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